Exhibit 23.1





            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Energy Partners, Ltd.:

We consent to the use of our reports dated March 13, 2005, with respect to the consolidated financial statements and the related financial statement schedule, management's assesssment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report for the year ended December 31, 2004, refers to a change in the method of accounting for asset retirement obligations in 2003.

                                            /s/ KPMG LLP


New Orleans, Louisiana
May 11, 2005